Exhibit 99.5

Polibeli Group Ltd

Landmark Pluit Tower D 5th & 6th Floor.
Jl. Pluit Selatan Raya, Pluit, Penjaringan,
Kota Jakarta Utara, Daerah Khusus Ibukota Jakarta 14450
Republic of Indonesia

+62-21-22531366

March 28, 2025

VIA EDGAR

Division of Corporation Finance

Office of Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Polibeli Group Ltd Amendment No. 1 to Registration Statement on Form F-4 File No. 333-285821 Representations Made Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

To whom it may concern:

Polibeli Group Ltd is a company organized under the laws of the Cayman Islands (the “Company”). In connection with the proposed public offering in the United States of the Company’s Class A ordinary shares, par value US$0.00001 per share, in connection with the proposed business combination involving the Company and Chenghe Acquisition II Co., a company organized under the laws of the Cayman Islands (the “Offering”), the Company hereby respectfully makes the representations to the Securities and Exchange Commission (the “Commission”) required by Instruction 2 to Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, a company may comply with only the 15-month requirement in Item 8.A.4 of Form 20-F if the company is able to make the representations specified by Instruction 2 to Item 8.A.4 of Form 20-F.

The Company’s filing of Amendment No. 1 to the registration statement on Form F-4 (the “Registration Statement”) on the date hereof contained audited financial statements prepared in accordance with accounting principles generally accepted in the United States of America for the year ended December 31, 2023 and unaudited financial statements for the six months ended June 30, 2024.

In submitting the Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited financial statements. The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	the Company is not currently a pubic reporting company in any jurisdiction;

2.	the Company is not required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this representation letter is submitted;

3.	compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

4.	the Company does not anticipate that its audited financial statements for the year ended December 31, 2024 will be available until April 2025; and

5.	in no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

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Please do not hesitate to contact the undersigned at yan.fucheng@xingyungroup.com or the Company’s counsel Stephanie Tang of Hogan Lovells at stephanie.tang@hoganlovells.com if you have any questions regarding the foregoing.

Sincerely yours,

Polibeli Group Ltd

By:	/s/ Fucheng Yan
Name:	Fucheng Yan
Title:	Chairman

CC:	Hua Chen, Chief Executive Officer and Principal Financial Officer, Polibeli Group Ltd
Shibin Wang, Chief Executive Officer and Director, Chenghe Acquisition II Co.
Stephanie Tang, Partner, Hogan Lovells
William Burns, Partner, Paul Hastings LLP
Rong Liu, Senior Partner, Marcum Asia CPAs LLP
Jerome Ooi, Partner and Co-Founder, Enrome LLP

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